Exhibit 99.1

FOR IMMEDIATE RELEASE

For further information contact:

John Ritacco, President & CEO

(914) 422-2700

CMS Bancorp, Inc. Announces Shareholder Approval of

2007 Stock Option Plan and 2007 Recognition and Retention Plan

White Plains, New York, November 13, 2007 – CMS Bancorp, Inc. (NASDAQ: CMSB), the parent company of Community Mutual Savings Bank, announced today that its shareholders voted to approve the CMS Bancorp, Inc. 2007 Stock Option Plan and the CMS Bancorp, Inc. 2007 Recognition and Retention Plan at the Special Meeting of Shareholders held on November 9, 2007.

CMS Bancorp has reserved 205,516 shares of its common stock for issuance to directors, officers and employees upon the exercise of options under the Stock Option Plan. In addition, CMS Bancorp may grant up to 82,206 restricted stock awards to eligible employees under the Recognition and Retention Plan.

CMS Bancorp operates through its banking subsidiary, Community Mutual Savings Bank, a federal savings bank, which maintains retail branches in Eastchester, Greenburgh, Mount Vernon, Silver Lake and White Plains, New York. Community Mutual Savings Bank’s deposits are insured by the Federal Deposit Insurance Corporation. Further information on CMS Bancorp can be found on the Community Mutual Savings Bank website at www.cmsbk.com.

Forward-Looking Statement

This press release may include certain forward-looking statements based on current management expectations. CMS Bancorp wishes to caution readers not to place undue reliance on any such forward-looking statements contained in this press release, which speak only as of the date made. Factors of particular importance to CMS Bancorp include, but are not limited to: (i) changes in general economic conditions, including interest rates; (ii) competition among providers of financial services; (iii) changes in the quality or composition of loan and investment portfolios of Community Mutual Savings Bank; (iv) changes in accounting and regulatory guidance applicable to banks; and (v) price levels and conditions in the public securities markets generally. CMS Bancorp wishes to advise readers that the factors listed above could affect CMS Bancorp’s financial performance and could cause CMS Bancorp’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. CMS Bancorp and Community Mutual Savings Bank do not undertake and specifically decline any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.